Exhibit 99.1

News Release
Investor Contact:
Susan Kelly Trahan
+1 800.225.1560
investorrelations@spragueenergy.com

Sprague Resources LP Announces Resignation of Director Robert B. Evans
Portsmouth, NH (September 26, 2018) - Sprague Resources LP (“Sprague” or the “Partnership”) (NYSE: SRLP) announced today that Robert B. Evans notified Sprague Resources GP LLC, the Partnership’s general partner (the “General Partner”), of his decision to resign from the board of directors effective as of October 1, 2018. “I have enjoyed my time as a director with Sprague and working with the board and management on many projects as the company has advanced from its IPO to today,” remarked Mr. Evans. Mr. Evans has been a member of the board of the General Partner since Sprague’s initial public offering in October 2013 and currently serves as Chairman of the Conflicts Committee and is a member of the Audit Committee.
“I would like to thank Bobby for serving on the board of the General Partner since Sprague’s IPO and for being an integral part of Sprague’s growth over the last five years” said David Glendon, President and Chief Executive Officer. “Sprague has certainly benefited from Bobby’s substantial industry insight and experience and we wish him well in his future endeavors”.

About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The Partnership also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.
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